Filed Pursuant to Rule 433 of the Securities Act of 1933
Issuer Free Writing Prospectus dated July 13, 2022
Relating to the Preliminary Prospectus dated July 13, 2022
Registration No. 333-264225

TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER July 2022 MAIA BIOTECHNOLOGY

MAIA BIOTECHNOLOGY Logo TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER July 2022

Free Writing ProspectusThis free writing prospectus relates to the proposed initial public offering of common stock, par value $0.0001 per share of MAIA Biotechnology, Inc. (the "Company"), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement filed with the SEC on July 13, 2022, for the offering to which this presentation relates and may be accessed through the following link: https://www.sec.gov/Archives/edgar/data/0001878313/000156459022025709/maia-s1a.htm. The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you request it from ThinkEquity, LLC, 17 State Street, 41st  Floor, New York, NY 10004, telephone: (877) 436-3673 or e-mail prospectus@think-equity.com. This Presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in a jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws jurisdiction.  The offering will only be made by means of a preliminary prospectus pursuant to a registration statement that is filed with the SEC after this statement becomes effective. 2

DISCLOSURE  All statements in this presentation, other than those relating to historical facts, are "forward-looking statements." These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements relating to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things: the overall global economic environment; general market, political, and economic conditions in the countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; the application of certain service license; and litigation and regulatory proceedings. The Company has filed a registration statement on Form S-1, as amended (Registration No.: 333-264225) (the “Registration Statement”) with the Securities and Exchange Commission for the offering to which this presentation relates. Before you invest, you should carefully read the registration statement, including the factors described in the “RISK FACTORS” section of the Registration Statement and other documents that we have filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business and industry and for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward looking statements contained in this presentation as a result of, among other factors, the factors referenced in the "Risk Factors” section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of securities can only be made in compliance with applicable securities laws. You should read carefully the factors described in the “Risk Factors" section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. These forward-looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward-looking statements for any reason. This presentation is confidential, is intended for the recipient only and thus may not be forwarded, reproduced, redistributed or passed to any other person or published in whole or in part for any purpose. If this document has been received in error, it must be returned immediately to the Company. By receiving this presentation, you become bound by the above-referred confidentiality obligation. Failure to comply with such confidentiality obligation may result in civil, administrative or criminal liabilities. This presentation contains inside Information with regard to the Company and/or its securities. Recipients of this presentation should not deal or encourage any other person to deal in the securities of the Company until the transaction described in this presentation is either announced or abandoned by the Company. Dealing in securities of the Company when in possession of inside information will result in liability for breach of insider dealing restrictions under applicable law, including United States. This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, transmission, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction. No communication or information relating to the transaction described herein may be distributed to the public in any jurisdiction in which registration or approval would be required prior to such distribution. LOGO

OFFERING SUMMARY Issuer MAIA Biotechnology, Inc. Proposed Symbo NYSE American: MAIA Expected Offering Size $10,000,000 Expected Price Range $5 - $7 / share Shares Offered 1,666,667 Over-Allotment 15% (250,000 shares) Use of Proceeds – Advance two clinical trials: THIO-101 in NSCLC and THIO-102 in CRC, HCC, and SCLC – Fund IND filing-enabling studies for two second-generation telomere-targeting compounds – General corporate purposes and working capital, as well as other research and development activities Sole Book Runner ThinkEquity  LOGO

COMPANY OVERVIEW PIPELINE THIO-101: Phase 2 Trial of THIO + LIBTAYO® (cemiplimab) in Non-Small Cell Lung Cancer (NSCLC) enrolling – Ex-US strategy initially: Australia and Europe – Evolve into pivotal trial; to include US sites – Planned second-line therapy – Regeneron clinical supply agreement for Libtayo – Plan to readout & file in 2024 for accelerated approval in 2025 THIO-102: Basket/Umbrella Design – Plan to initiate pivotal Phase 2 trial in CRC, HCC, SCLC in 1H2023  – Sequence with Libtayo (Regeneron), Keytruda (Merck), Tecentriq (Genentech)  – Nine additional market entry strategies Pre-Clinical Next Generation Telomere Targeting Candidates – Orphan indication targets for market entry  – Major tumor types for expansion SCIENCE THIO (6-thio-dG) Telomere Targeting Agent – Small molecule eligible for NCE marketing exclusivity  – THIO activity shown to be cancer-specific in tumor types with active telomerase  – Dual mechanism of action  – Complete response with no recurrence during study period • In vivo in lung, colorectal1 , and liver cancers – Safety assessment data based on prior human studies: • 600+ subjects (adult and pediatric) at significantly higher doses than in THIO-101 trial – Intellectual Property Portfolio provides protection out to 2041 – FDA Orphan Drug Designations granted for Liver Cancer and Small Cell Lung Cancer Nobel Prize – Awarded to scientists who discovered telomeres and telomerase2 COMPANY OVERVIEW 5 1 Published in Cancer Cell, see slides 28-30, below 2 Nobel Prize awarded in 2009 to Jack Szostak, Elizabeth Blackburn and Carol Greider Telomerase is an enzyme that is present in a majority of human cancer cells (over 85% in the aggregate), across various tumor types LOGO

THIO: DUAL MECHANISM OF ACTION IN VIVO

MAIA BIOTECHNOLOGY

Direct Telomere-Targeting:

Lead to Cancer Cell Death[1]

1. THIO metabolized and utilized telomerase in cancer cells
2. THIO metabolite was observed to incorporate into telomeres by telomerase
3. Telomeric structure and function were compromised
4. Followed by fast and efficient cancer cell death.

Basis for New Treatment Approach



Nucleus
Cell
Telomere
Chromosome
THIO
GGGGTT
CCCCAA
CCCCAA

Immunogenic Effect:

Anti-Tumor Immune Activation (in vivo[2])

1. Produced micronuclei containing THIO-modified telomeric DNA fragments, which were then observed extracellularly and reached immune cells
2. These neoadjuvant DNA fragments specifically activated cGAS/STING pathway in the cancer and dendritic cells
3. Induced innate & adaptive immune responses that eliminated remaining cancer cells
4. Generated anti-tumor specific immunological memory and prevented tumor recurrence

[1] In Preclinical Studies

[2] In Rodent Preclinical Studies

6

PIPELINE

Robust pipeline includes several targeted immuno-oncology therapies for difficult-to-treat cancers

LEAD ID | PRECLINICAL | PHASE 1 | PHASE 2 | PHASE 3 | COLLABORATION & RIGHTS

THIO Telomere targeting agent

Program	Indication	Status	Collaboration & Rights
THIO-101	Non-Small Cell Lung Cancer (NSCLC) THIO → Libtayo	Phase 2 Enrolling July 2022	Worldwide rights owned by MAIA; Clinical supply agreement with REGENERON
THIO-102[1]	Colorectal, HCC, Small Cell Lung Cancer THIO → CPI	Phase 2 Planning	Worldwide rights owned by MAIA
THIO-103[2]	Confirmatory/Definitive Approval Basket Study THIO→CPI	Phase 2/3 Planning	Worldwide rights owned by MAIA

2nd Generation Telomere targeting agents

Program	Indication	Collaboration & Rights
T-100	Multiple Indications	Developed in-house / fully-owned by MAIA
T-200	Multiple Indications	Developed in-house / fully-owned by MAIA

[1] Phase 2 Basket / Umbrella design – for accelerated approval in U.S.
[2] Phase 2/3 Basket study – for confirmatory / definitive approval in: Colorectal Cancer (CRC), Small Cell Lung Cancer (SCLC), Hepatocellular Carcinoma (HCC), Glioblastoma (GBM), Melanoma, Ovarian, Pancreatic, Breast, Prostate, and Gastric cancers.

7

REGENERON CLINICAL SUPPLY AGREEMENT - LIBTAYO

MAIA BIOTECHNOLOGY

Goal of Study:

New Standard of Care for Treatment of NSCLC

Phase 2 dose optimization study, to evolve into a pivotal study for US approval:

- Safety lead-in
- Select optimal dose for planned pivotal study

Contribute Drug Supply

- LIBTAYO® (*cemiplimab*; anti-PD1)
- Development exclusivity only for NSCLC for study period
- All other tumor types remain open

✓ Established Joint Development Collaboration Committee to maximize success

MAIA Biotechnology, Inc. Announces Clinical Supply Agreement with Regeneron for Phase 1/2 Clinical Trial Evaluating THIO in Sequential Administration with Libtayo® (cemiplimab) in Advanced Non-Small Cell Lung Cancer

February 02, 2021 08:00 AM Eastern Standard Time

CHICAGO--(BUSINESS WIRE)--MAIA Biotechnology, Inc., a targeted therapy, immuno-oncology company focused on development of first-in-class oncology drugs, today announced a clinical supply agreement with Regeneron Pharmaceuticals, Inc. (REGN) to evaluate THIO (aka 6-thio-dG) followed by the PD-1 inhibitor Libtayo® (cemiplimab), in a Phase 1/2 clinical trial in second-line or later advanced non-small cell lung cancer (NSCLC) patients who have progressed following treatment with standard-of-care regimen that includes a checkpoint inhibitor. This clinical trial will evaluate the safety and efficacy of four dose levels of THIO, the only telomere-by-telomerase targeting agent in development for the treatment of cancer, followed by Libtayo. The lead-in portion of the study will initially assess the safety and immunogenic effects of each of the THIO doses and overall response rate (ORR) as the basis for potentially expanding individual patient cohorts and evaluation in other cancer types. The Phase 1/2 clinical trial is expected to begin enrolling patients in 2021.

"Priming tumors with THIO before Libtayo treatment is a novel approach that may enhance and extend the potential benefits of immunotherapy for patients with advanced non-small cell lung cancer, and we look forward to seeing if the positive pre-clinical results that MAIA has published will translate to the clinic."

Tweet this

"We are excited for the opportunity to partner with Regeneron on our planned clinical trial of THIO and believe this collaboration to be validating of the program's potential to transform both the immuno-oncology landscape and the cancer treatment paradigm," stated Vlad Vitoc, MD, MAIA's Chief Executive Officer and President. "Notably, THIO has a well-demonstrated clinical safety profile at varying dosage levels and in preclinical results, low-dose THIO followed by immunotherapy has shown complete elimination of advanced tumors with no indication of treatment limiting toxicity. The efficacy results of this trial are expected to support the continued development of THIO in NSCLC and potentially its expansion to treat a vast array of other cancers. Based on our extensive preclinical experience, we believe that THIO may transform immunologically 'cold' tumors into 'hot', rendering them responsive to standard-of-care immuno-oncology therapies, and potentially improving their effectiveness."

8

THIO-101 STUDY: PHASE 2 IN ADVANCED NSCLC

MAIA BIOTECHNOLOGY

A Multicenter, Open-Label, Dose-Finding Phase 2 Study Evaluating the Safety and Efficacy of THIO Administered in Sequence with LIBTAYO® (*cemiplimab*)


Q3 Weeks
Tx ARMS
Immunotherapy
Safety
Efficacy
NSCLC 2L+
RANDOMIZE
THIO 60mg/cycle
(20mg QD D1-3)
THIO 180mg/cycle
(60mg QD D1-3)
THIO 360mg/cycle
(120mg QD, D1-3)
THIO 540 mg/cycle
(180mg QD, D1-3)
Immune Activation D4
cemiplimab
(350 mg/cycle) D5
N = 3-6
N = 3-6
N = 3-6
N = 3-6
N = 19
N = 19
N = 19
N = 19
ORR and DCR
(CR, PR, SD)
Enroll up to 41 Patients per Arm
PART A
PART B

Primary Endpoints	Overall Response Rate (ORR)
Secondary Endpoints	ORR in telomerase positive patients; Complete Response (CR), Partial Response (PR), Stable Disease (SD), Disease Control Rate (DCR), Duration of Response (DoR), Progression-Free Survival (PFS), Overall Survival (OS), Safety
Exploratory Endpoints	Activity of THIO in circulating tumor cells, measured by Telomere-dysfunction Induced Foci (TIFs) and genomic gamma-H2AX; blood biomarkers

ClinicalTrials.gov: https://clinicaltrials.gov/ct2/show/NCT05208944?term=05208944&draw=2&rank=1

9

THIO-101 STUDY IN NSCLC: ANTICIPATED CLINICAL OUTCOMES EXTRAPOLATED FROM PRECLINICAL DATA  Catalyst Timing Current SOC (chemo) THIO → LIBTAYO (expected) Safety Q3-Q4 2022 72-79% Grd ≥3 10-20% Grd ≥3 Preliminary Efficacy (ORR in first 30-40 pts) Q4 2022 – Q1 2023 11-23% 30-60% PFS H2 2023 4-4.5 months 6-12 months OS H1 2024 8.1-10.5 months 14-20 months  Demonstrated complete response of tumor with no observed recurrence in Lewis Lung Carcinoma (LLC) in murine models Development of immunological tumor-specific directed memory – no tumor development upon rechallenge  Mender et al, Cancer Cell, 2020    Chart  LOGO

BIOMARKER OF ON-TARGET BIOLOGICAL ACTIVITY: TIFS THIO induced telomere dysfunction in Lewis Lung Carcinoma (LLC) cells: in vitro NSCLC model Confocal microscopy image of LLC cell nucleus after treatment with 3 µM of THIO Quantification of TIFs induced in LLC cell by 3 µM of THIO(graphics) Yellow dots (marked by triangles) indicated telomere damage induced foci (TIFs) by THIO Green dots - gH2AX Red dots - telomeres Confocal microscopy image of LLC cell nucleus after treatment with 3 µM of THIO Quantification of TIFs induced in LLC cell by 3 µM of THIO(Chart) TIFs induction reached maximum after approx. 48 hours of exposure Formation of TIFs indicated on-target Mechanism of Action (MOA) of THIO

THIO-102 Study:  PLANNED Phase 2 study IN THREE CANCER INDICATIONS (MASTER PROTOCOL INCORPORATING DESIGN FEATURES COMMON TO BOTH “basket” and “UMBRELLA” Trials) A Multicenter, Open-Label, Phase 2 Study Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti-PD-1 or Anti-PD-L1 in Patients with Telomerase Positive Cancers Q3W, to disease progression Part A: Efficacy Signal/ Safety Part B: Pivotal Phase 2 Tx ARMS Immunotherapy (CPIs) CRC-3+ mtKRAS MSS HCC-3+ post-atezo, sorafenib ES-SCLC-2+ post-atezo THIO TBD mg/cycle (QD D1-3)1 THIO TBD mg/cycle  (QD D1-3)1 THIO TBD mg/cycle  (QD D1-3)1 Immune Activation  D4 atezo 1,200 mg/cycle (D5) cemi 350 mg/cycle (D5) pembro 200 mg/cycle (D5) atezo 1,200 mg/cycle (D5) cemi 350 mg/cycle (D5) pembro 200 mg/cycle (D5) atezo 1,200 mg/cycle (D5) cemi 350 mg/cycle (D5) pembro 200 mg/cycle (D5) N = 10. N = 10 N = 10 N = 10 N = 10 N = 10 N = 10 N = 10 N = 10 ORR ≥ 20% ORR ≥ 20% ORR ≥ 20% THIO, best CPI (N=100) THIO, best CPI (N=100) THIO, best CPI (N=100) ORR ≥ 20% or DoR ≥ 6m 1 Dose to be selected from THIO-101 trial results Primary Endpoints Overall Response Rate (ORR), Duration of Response (DoR) Secondary Endpoints Complete Response (CR), Partial Response (PR), Stable Disease (SD), Disease Control Rate (DCR), Progression-Free Survival (PFS), Overall Survival (OS), Safety 12

THIO-102 TRIAL: CATALYSTS AND RATIONALE FOR THE CRC ARMS Catalyst Timing Current SOC (chemo) THIO → CPI (expected) Safety Early H1 2023 50-60% Grd ≥3 10-20% Grd ≥3 ORR Late H1 2023 1-1.6% 10-20% PFS H2 2023 1.9-2.0 months 3-6 months OS H1 2025 6.4-7.2 months 9-12 months THIO followed by PD-L1 blockade resistance in MC38 cells in murine model turns immunologically cold tumors to hot and results in complete response and no recurrence by the end of study. CRC (HCT116) Cells CONTROL THIO TRF2 Gamma- H2AX TIF 100 200 300 400 500 600 700 Tumor Volume (mm3) Days After Tumor Inoculation 0 10 20 30 Control anti-PD-L1 THIO THIO -> anti-PD-L1 Rechallenge with 10X more MC38 cells with no additional treatment Control THIO -> anti-PDL-1 0 10 20 30 40 50 60 70 80 90 100 500 0 10 20 30 40 50 60 70 80 90 100 Tumor Volume (mm3) Days After Tumor Inoculation Control THIO -> anti-PDL-1 Rechallenge with 10X more MC38 cells with no additional treatment

MULTIPLE VALUE-DRIVING MILESTONES Potential Accelerated Approval in US Filing for US approval 2H OS from THIO-101 1H Ph 2/3 THIO-103 Basket Study First Line in Multiple Solid Tumors 2H PFS from THIO-101 2H Ph 2 THIO-102 Basket/Umbrella Study CRC, HCC, SCLC Q4-Q1 2023 Prelim Efficacy Data THIO-101 2H THIO-101 IND filing (planned) Q3-Q4 THIO-101 Safety Data Q2 Initiate THIO-101 NSCLC Ph 2 Study (AUS, EU) Q2 FDA Orphan Drug Designations HCC and SCLC 2022 2023 2025

SIGNIFICANT MARKET OPPORTUNITY #1 Worldwide: NSCLC/ #2 Worldwide: CRC Mortality: 1.6M in 2021 Sales: $23B in 2021 Mortality 943,000 in 2021 Sales $8B in 2021 Checkpoint Inhibitors Five approved for NSCLC (Keytruda, Opdivo, Tecentriq, Imfinzi, Libtayo) – $12B of $23B total NSCLC drug sales in 2021 – $12B of $34B total checkpoint inhibitor sales in 2021 Keytruda: $7.5B source of business in NSCLC of $17.2B total (>20 other tumor types) Libtayo Entrant #5 Needs superior efficacy to Keytruda to take over in first line Profile similar to Keytruda Sequential combination with THIQ is key Immune Checkpoint Inhibitors Market $34.0bn combined Category 1 $0.5bn Keytruda®/ pembrolizumab(logo) Opdivo®/ nivolumab(logo) Tecentriq®/ atezolizumab(logo) Imfinzi®/ durvalumab(logo) Libtayo®/ cemiplimab(logo)

EXCLUSIVITY AND INTELLECTUAL PROPERTY SUMMARY

MAIA BIOTECHNOLOGY

Goal: **NCE Marketing Exclusivity**

- THIO (6-thio-2'-deoxyguanosine) has never been previously approved by the FDA
- NCE exclusivity if granted blocks submission of competing ANDAs and 505(b)(2) NDAs for 5 years

Robust and Growing Patent Portfolio for THIO

1 issued US patent

3 issued foreign patents

4 pending US patent applications

12 pending foreign patent applications

Current patents/provisionals broadly cover the following key areas:

Telomerase mediated telomere altering compounds

THIO's immunogenic treatment strategy: sequential combination with checkpoint inhibitors

Treatment of therapy-resistant cancers

Jurisdiction	Status	Number	Title	Expected Expiration Date	Type of Patent Protection
US	Issued	10,463,685	Telomerase Mediated Telomere Altering Compounds	April 8, 2034	Use of 6-Thio-dG to treat lung cancer or colon cancer
MX	Granted	387008	Telomerase Mediated Telomere Altering Compounds	April 8, 2034	Use of 6-Thio-dG to treat lung cancer or colon cancer
NZ	Granted	73228	Telomerase Mediated Telomere Altering Compounds	April 8, 2034	Use of 6-Thio-dG to reduce the size or a tumor or the growth rate of the tumor
Russia	Granted	2713555	Telomerase Mediated Telomere Altering Compounds	April 8, 2034	Use of 6-Thio-dG to treat lung cancer or colon cancer
US	Pending	16/450,430	Treatment of Drug Resistant Proliferative Diseases with Telomerase Mediated Telomere Altering Compounds	March 23, 2037	A method of treating NSCLC using a 6-mercaptopurine deoxyribonucleoside analogue
US	Pending	16/304,538	6-thio-2'deoxyguanosine (6-thio-dG) results in telomerase dependent telomere dysfunction and cell death in various models of therapy-resistant cancer cells	May 26, 2037	A method of treating a subject with cancer comprising 6-thio-dG) wherein cells of said cancer are telomerase-positive and exhibit enriched telomere transcriptional signature(s), wherein said subject has had disease progression during or after platinum-based therapy, radiotherapy, or immunotherapy
US	Pending	16/982,979	Use of 6-thio-dG to Treat Therapy-Resistant Telomerase Positive Pediatric Brain Tumors	March 22, 2039	A method of treating a brain cancer in a pediatric subject, comprising administering a telomerase substrate precursor analog to a subject in need thereof, thereby treating pediatric brain cancer.
US	Pending	17/200,539	Sequential Treatment of Cancers Using 6-Thio-dG, Checkpoint Inhibitors and Radiation Therapy	March 12, 2041	A method of treating a cancer, in a subject comprising administering to said subject 6-thio-2'-deoxyguanosine (6-thio-dG) followed by treatment with an immune checkpoint inhibitor, wherein the cancer is selected from the group consisting of pancreatic, lung, mesothelioma, stomach, esophagus, liver, biliary tract, bladder, head & neck, oral, nasopharyngeal, adult brain, colon, rectum, colorectal, prostate, ovarian, cervical, uterine, testicular, lymphoma, leukemia, skin, breast, kidney, neuroblastoma, Merkel cell carcinoma, myelodysplastic syndrome, myelofibrosis, and multiple myeloma.

16

COMPARABLE COMPANIES(logo) $3.48 Billion $1.52 Billion $1.84 Billion $1.26 Billion $4.1 Billion* COMPARABLE COMPANIES Market Caps as of July 11, 2022 (source: S&P CapitalIQ) 17 * On June 3, 2022, Bristol Myers Squibb announced the acquisition of Turning Point Therapeutics in an all-cash transaction for $4.1 Billion in equity value.

Capitalization Table Pro Forma Pre-IPO Cap Table (as of 7/13/2022) Common Stock(1) 8,553,452 Options (WAEP: $2.43)(2) 5,927,523 Warrants (WAEP: $5.97) 702,505 Fully Diluted Shares Outstanding 15,183,480 1) Includes 137,420 restricted shares to be issued to prior round investors, assuming the mid-point of the expected pricing range 2) 5,350,000 options held by directors and officers *Directors and officers, and their affiliates, own 50% of the 15,183,480 fully diluted shares outstanding 18

HIGHLY EXPERIENCED MANAGEMENT TEAM

MAIA BIOTECHNOLOGY



Vlad Vitoc, MD, MBA
Founder, Chairman, and Chief Executive Officer

22+ yrs. Pharma/Biotech: Commercial, Medical,
12 compounds launched, 20+ tumor types,
8 Oncology companies
Served in Oncology leadership roles at Cephalon (Treanda), Astellas (Tarceva, Xtandi), Bayer (Nexavar), Novartis (Zometa), and Incyte (Jakafi)



Sergei Gryaznov, PhD
Chief Scientific Officer

25+ yrs. Scientist/Expert Drug Discovery and Development, Oncology, 120+ publications and
Head of the J&J Oligonucleotide Center of Excellence Worldwide recognized expert of telomeres and telomerase in cancer
Co-inventor of THIO



Mihail Obrocea, MD
Chief Medical Officer

Hematologist/Oncologist executive with over 21 years of drug development experience: cell therapy, active immunotherapy and cancer vaccines, antibodies, antibody drug conjugates (ADCs), small molecules



Joe McGuire
Chief Financial Officer

30+ yrs. Serving as CFO for privately held and publicly traded companies in the health care, financial services, investment, and manufacturing industries.



Adelina Louie Ngar Yee
Board Member

30 years of service with HSBC Group in Global Banking and Markets including investment and securities management, asset management, and global research. Held key leadership positions within Group Internal Audit of HSBC in Latin America, Asia Pacific, and United Kingdom.



Steven M. Chaouki
Board Member

President, U.S. Markets & Consumer Interactive, overseeing two TransUnion business lines. U.S. Markets provides information and insights to business customers across financial services, insurance, public sector, media and diversified markets.

NOVARTIS astellas Pfizer BAYER janssen Puma Biotechnology Incyte MedImmune pharmacyclics JUNO THERAPEUTICS Cephalon Oncology geron PHARMACIA exicure

19

INVESTMENT HIGHLIGHTS Two Ex-US Clinical Programs – Ph 2 NSCLC THIO-101 + Libtayo® (cemiplimab) Regeneron; Enrolling – Ph 2 CRC, HCC, and SCLC THIO-102; Planned Q1 2023 1 THIO is a Unique Direct Telomere Targeting Agent – Potential to be used in combination with other anticancer immune therapies – Dual, novel mechanism of action – Plan to make existing drugs better 2 Partnership with Major Pharma – Regeneron: relationship started at early stage of THIO development – Potentially expand existing relationship and target new companies 3 Strong and Growing IP Portfolio – Potential for receiving NCE marketing exclusivity – 4 patents issued, 16 patents pending 4 Next Generation Potential Telomere Targeting Therapeutics – Develop two pre-clinical products in new indications – Expand beyond immune checkpoint inhibitor combinations 5 6 Seasoned Management Team(graphics)

MAIA BIOTECHNOLOGY  TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER July 2022

SCIENTIFIC ADVISORS  David M Ashley, PhD  MBBS (Hon), FRACP, PhD, is Director, The Preston Robert Tisch Brain Tumor Center, Head, Preuss Laboratory, and Director, Pediatrics Neuro-Oncology, Duke University Professor David Ashley’s career in cancer research dates more than two decades. He is credentialed in both pediatric and adult neuro-oncology practice and this has been the focus of his efforts in translational research and leadership. Tudor Ciuleanu, MD Professor of Oncology at UMF Iuliu Hatieganu, and MD at the Oncology Institute “Prof. Dr. Ion Chiricuta,” Cluj. MD Medical Oncology since 1994. PhD at Cluj in 1994 in chemotherapy domain of lung carcinomas. Certified member of ESMO, ASCO member, IASLC, national representative of BUON, RSRMO member, SNOMR. Z. Gunnur Dikmen, MD, PhD Professor at Hacettepe University Medical Faculty, Department of Medical Biochemistry Her research has been focused on the discovery of novel molecules targeting telomeres and telomerase, mainly working on GRN163L (Imetelstat) and 6-thio-2’- deoxyguanosine (6-thio-dG) to show their potent effects on different in vitro and in vivo cancer models. Thomas F. Gajewski, MD, PhD Directs the Melanoma Oncology Clinic and leads the Immunology and Cancer Program of the University of Chicago Comprehensive Cancer Center The focus of Dr. Gajewski’s work has been on understanding fundamental aspects of anti-tumor immunity and bringing these concepts forward from the laboratory into clinical trial testing in patients. David E. Gerber, MD Professor of Internal Medicine and Population & Data Sciences at UT Southwestern Medical Center He is an active clinical investigator with more than 180 publications and continuous federal and foundation research funding for more than 10 years Jerry W. Shay, PhD THIO Expert Dr. Shay has been noted as a highly influential biomedical researcher as noted by the Institute for Scientific Research and Science Watch, with over 30 issued patents, >500 peer reviewed publications and a citation h-index of 112. THIO Expert Dr. Shay has been noted as a highly influential biomedical researcher as noted by the Institute for Scientific Research and Science Watch, with over 30 issued patents, >500 peer reviewed publications and a citation h-index of 112. Occidental Chemical Chair of Cancer Research and an Associate Professor and Division Chief of Surgical Oncology and Colorectal Surgery, at Harold C. Simmons NCI-designated Comprehensive Cancer Center at UT Southwestern Medical Center in Dallas

TELOMERES: KEY THERAPEUTIC TARGETS FOR CANCER  [Graphic]  * Source: Adapted from Cell , Volume 144, Issue 5, Pages 646-674 (DOI:10.1016/j.cell.2011.02.013)

THIO PREPARING FOR CLINICAL TRIALS IN PEDIATRIC BRAIN TUMORS  THIO demonstrated penetration of BBB and inhibited tumor growth in in vivo models, inducing in-tumor Telomere dysfunction and cancer cell death in difficult to treat cancer where no therapy exists Evidence of THIO’s Primary Mechanism In-tumor Cleaved Caspase-3 MB004 in-tumor Cleaved Caspase-3 (n=5) [Chart] Based on these promising preclinical findings, Principal Investigator Dr. Maryam Fouladi, a Pediatric Brain Tumor Consortium (PBTC) member, has submitted Letter of Intent (LOI) to NCI to conduct Phase 1/2 clinical studies with THIO in pediatric brain tumors Demonstrated Increased Survival in Brain Cancer Mouse Model Observed Evidence of Telomere Dysfunction

PRECLINICAL RESULTS SHOW THAT THIO TREATMENT LED TO TIFS  THIO led to telomere dysfunction-induced foci (TIFs) in telomerase-positive cancer cells, but not in normal, telomerase-negative cells (in vitro) Normal Fibroblasts Fibroblasts with Introduced hTERT TRF2 Gamma- H2AX TIF Telomeric DNA is ~1/6000 of total genomic DNA; thus, any telomeric co-localization with DNA damage is highly significant. n=100 n=100  0 4 8 12 TIFs per nucleus Control THIO CRC (HCT116) Cells CONTROL THIO TRF2 Gamma- H2AX TIF.

MOA BIOMARKERS OF THIO’S IMMUNOLOGICAL ACTIVITY IN VITRO  Micronuclei generated in response to THIO-induced telomeric DNA modification, replication stress, recruit and activate of cGAS, which leads to cellular senescence in cancer cells cGAS is recruited to micronuclei induced by 6-thio-dG: co-localization of cGAS and γH2AX in micronuclei   [Graphic]

NEW RESULTS ABOUT IMMUNOGENIC EFFECTS OF THIO PUBLISHED IN CANCER CELL

A key peer-reviewed publication released online in the renowned journal Cancer Cell on July 2, 2020. “Telomere Stress Potentiates STING-Dependent Anti-tumor Immunity,” was authored by researchers at the University of Texas Southwestern. Key Takeaways Researchers concluded that THIO-targeted telomeres via telomerase and selectively killed cancer cells, without impacting normal cells in vivo When used in sequence with standard-of-care immunotherapy, THIO eliminated tumors in advanced lung and colorectal preclinical models THIO was shown in in vivo mouse models to trigger immunogenic effects which produced immune memory that deterred cancer from returning Cancer cell telomere stress potentiates STING-Dependent anti-tumor immunity Graphical abstract ^ thio dg stressed tumor cell innate sensing immune activation and tumor killing tumor cell cross-priming dendritic cell cd8*t cell ifn-y sting/ifh-1 damaged dna telomere authors iigen mender,anli zhang zhenhua ren,   ,Aishwarya vermula jerry w.shay,yang-xin fu corespondence anil.zhang@utssouthwestern.edu in brief mender et al show that cancer cells treated with the nucleoside analog 6-thio-2-deoxyguanine (6-thio-dg) undergo telomere stress  and release dna that is sensed by dendritic cells via sting-interferon signaling,which in turn activates cdb*t cells,6-thio-dg synergizes with immune checkpoint inhibitors.highlights 6-thio-dg induces telomere-associated dna damage in telomerase-positive tumor cells 6-thio-dg reduces tumor burden in t cell-dependent manner in syngeneic tumor models host sting singaling is required for 6-thio-dg-mediated anti-tumor effects 6-thio-dg overcomes pd-l1 blockade resistance in advanced tumors mender et al,,2020,cancer cell 38, 1-12 september 14,2020 2020 elsevier inc.https://doi.org/10.1016/j.ccell.2020 05 020 * THIO is an investigational agent under development

THIO INDUCTION OF SYSTEMIC ANTI-TUMOR IMMUNITY IN COLORECTAL CANCER (CRC) IN VIVO THIO followed by PD-L1 blockade resistance in MC38 cells in murine model turns immunologically cold tumors to hot and was curative Regimen 0.5 M MC38 Cells Injected THIO 3mg/kg PD-L1 50μg 0 10 11 13 17 day100 200 300 400 500 600 700 0 10 20 30 Tumor Volume (mm3) Days After Tumor Inoculation Control anti-PD-L1 THIO THIO -> anti-PD-L1

THIO INDUCTION OF SYSTEMIC ANTI-TUMOR IMMUNITY IN COLORECTAL CANCER (CRC) IN VIVO THIO followed by PD-L1 blockade in MC38 cells in murine model was curative, accompanied by generation of immune memory Regimen 0.5 M MC38 Cells Injected 0.5 M MC38 Cells Injected THIO 3mg/kg PD-L1 50μg 0 10 11 13 17 day Tumor Volume (mm3) 0 100 200 300 400 500 Rechallenge with 10X more MC38 cells with no additional treatment Control THIO -> anti-PDL-1 0 10 20 30 40 50 60 70 80 90 100 Days After Tumor Inoculation.

THIO INDUCTION OF SYSTEMIC ANTI-TUMOR IMMUNITY IN COLORECTAL CANCER (CRC) IN VIVO

THIO followed by PD-L1 blockade in MC38 cells in murine model was curative, accompanied by generation of immune memory Regimen 0.5 M MC38 Cells Injected 0.5 M MC38 Cells Injected THIO 3mg/kg PD-L1 50μg 0 10 11 13 17 day Tumor Volume (mm3) 0 100 200 300 400 500 Rechallenge with 10X more MC38 cells with no additional treatment Control THIO -> anti-PDL-1 0 10 20 30 40 50 60 70 80 90 100 Days After Tumor Inoculation.

THIO SEQUENTIAL WITH PD-L1 ANTIBODY IN LUNG CANCER IN VIVO

Anti-tumor in Lewis Lung Carcinoma (LLC) model: 80% complete response, 20% partial response Development of immunological tumor-specific directed memory 1M LLC Cells Injected THIO 3mg/kg 0 456 8 10 11 13 day PD-L1 200μg Rechallenge with 5X more LLC cells and MC38 cells with no additional treatment Tumor Volume (mm3) 0 200 400 600 800 1000 10 20 30 4 CR, 1 PR Days After Tumor Inoculation Tumor Volume (mm3) 600 400 200 0 70 80 90 N=4CR Days After Tumor Inoculation Control anti-PD-L1 THIO THIO → anti-PD-L1  LLC MC38